Exhibit 10.2

ENERGY PARTNERS, LTD.

2009 LONG TERM INCENTIVE PLAN

OPTION AWARD AGREEMENT

1. Grant of Stock Option. Energy Partners, Ltd., a Delaware corporation (the “Corporation”), pursuant to the Energy Partners, Ltd. 2009 Long Term Incentive Plan (the “Plan”), hereby grants to the participant named below an option (the “Stock Option”) to purchase shares of its Common Stock, on the terms set forth herein (this entire agreement being the “Option Award Agreement”):

Participant:	Gary Hanna (the “Participant”)

Date of Grant:	September 30, 2009

Number of shares:	68,116 shares of Common Stock

Exercise price:	$10.00 per share or, if greater, the Market Value Per Share of the Common Stock as of the date hereof (the “Option Price”)

Type of option:	Nonstatutory Stock Option

2. Exercise and Expiration Dates.

(a) Unless the Stock Option vests earlier in accordance with Section 4 or 7, the Stock Option will vest and become exercisable ratably over a 36-month period beginning on the Date of Grant (the “Vesting Period”); provided, however, that the vesting for the first six months of the Vesting Period (the “Initial Period”) shall be deferred until the end of the initial period such that (i) the portion of the Stock Option that would have otherwise vested during the Initial Period will automatically vest and become exercisable on the first day following the expiration of the Initial Period and (ii) any remaining unvested portion of the Stock Option shall vest ratably on a monthly basis over the remainder of the Vesting Period, subject to the Participant’s remaining continuously employed by the Corporation up to and through each such vesting date.

(b) Any vested portion of the Stock Option will expire on, and may not be exercised after, the date that is 30 months following the applicable vesting date of such vested Stock Options.

3. Payment of Exercise Price. The exercise price for shares purchased by the Participant may be paid (a) in cash or by check acceptable to the Corporation, (b) by the actual or constructive transfer to the Corporation of shares of Common Stock owned by the Participant for at least six months (or, with the consent of the Committee, for less than six months) having an aggregate Market Value Per Share at the date of exercise equal to the aggregate Option Price, (c) with the consent of the Committee, by authorizing the Corporation to withhold a number of shares of Common Stock having an aggregate Market Value Per Share on the date of exercise equal to the aggregate Option Price, or (d) by a combination of the foregoing methods; provided, however, that the payment methods described in clauses (b), (c) and (d) will not be available at any time the Corporation is prohibited from purchasing or acquiring such shares of Common Stock. The Participant may also make arrangements satisfactory to the Corporation for the deferred payment of the aggregate Option Price from the proceeds of a sale through a broker of some or all of the shares to which such exercise relates.

4. Termination of Employment. If the Participant’s employment is terminated by the Corporation for Cause, the Stock Option will expire immediately and the unexercised portion thereof will be forfeited on the Date of the Termination. If (a) the Participant’s employment is terminated in an Involuntary Termination, or (b) the Participant voluntarily terminates employment for Good Reason, the portion of the nonvested Stock Option that would have vested during the six months immediately following the Date of Termination will automatically and immediately vest and such portion of the nonvested Stock Option will be exercisable by the Participant, in whole or in part, for a period of not less than 30 months following the Date of Termination. For purposes of this Agreement, “Cause,” “Date of Termination,” “Involuntary Termination” and “Good Reason” are as defined in the employment agreement between the Participant and the Corporation (the “Employment Agreement”).

If the Participant’s employment terminates by reason of permanent disability or death, the vested portion of the Stock Option will expire 30 months after the Date of Termination, and the nonvested portion of the Stock Option will be forfeited upon the Date of Termination. If the Participant’s employment terminates for any reason other than those previously described in this Section 4, then the vested portion of the Stock Option will expire 30 months days after the Date of Termination, and the nonvested portion of the Stock Option will be forfeited upon the Date of Termination.

5. Corporation’s Repurchase Rights. The Corporation will have the right to repurchase all or any shares of Common Stock issued to the Participant upon the exercise of the Stock Option (the “Shares”) in accordance with the provisions of Section 12 of the Plan, which gives the Corporation the right to repurchase all or any portion of such Common Stock issued to Participant only if the Corporation’s Common Stock is not required to be registered under Section 12 of the Securities Exchange Act of 1934, as amended.

6. Transferability. Except as otherwise determined by the Committee, no Stock Option will be transferable by the Participant other than by will or the laws of descent and distribution. No Stock Option will be exercisable during the Participant’s lifetime by any person other than the Participant or the Participant’s guardian or legal representative.

7. Change of Control. Notwithstanding the exercise dates and vesting schedule set forth in this Option Award Agreement, upon a Change of Control while the Participant is employed by the Corporation, the nonvested portion of the Stock Option will automatically and immediately vest and the Stock Option will be exercisable by the Participant in whole or in part for a period of not less than 30 months after the occurrence of such Change of Control. In no event will the Stock Option be exercisable after the expiration date described herein. For purposes of this Option Award Agreement, “Change of Control” shall have the meaning set forth in the Plan.

8. Other Terms and Conditions. The Participant will not have any of the rights of a stockholder of the Corporation with respect to the shares of Common Stock subject to this Stock Option except to the extent that one or more certificates representing such shares of Common Stock have been delivered to the Participant, or the Participant has been determined to be a stockholder of record by the Corporation’s transfer agent, upon due exercise of this Stock Option. Further, nothing herein will confer upon the Participant any right to become or remain in the service or employ of the Corporation or any Subsidiary, nor limit or affect in any manner the right of the Corporation to terminate the service or employment or adjust the compensation of the Participant.

Any amendment to the Plan will be deemed to be an amendment to this Option Award Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect the rights of the Participant under this Option Award Agreement without the Participant’s consent.

This Option Award Agreement is subject to all other terms and conditions of the Plan. Capitalized terms used herein but not defined will have the meanings assigned to those terms in the Plan. Copies of the Plan may be obtained from the Corporation. By executing this Option Award Agreement, the Participant agrees to the terms set forth above and agrees to be bound by the provisions of the Plan.

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This Option Award Agreement is executed by the Corporation on this 1st day of October, 2009, effective as of the date hereof.

ENERGY PARTNERS, LTD.

By:	/s/ John H. Peper
John H. Peper
Executive Vice President

The undersigned Participant hereby acknowledges receipt of an executed original of this agreement and accepts the award granted hereunder, subject to the terms and conditions of the Plan and the terms and conditions hereinabove set forth.

/s/ Gary Hanna
Gary Hanna

Date:	October 1, 2009

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